Exhibit 2.3

STATE OF MARYLAND
ARTICLES OF MERGER

Pursuant to Sections 3-102, 3-107, 3-109, 4A-701, 8-501.1, 10-208 of the Maryland General Corporation Law, the undersigned submit the following for filing:

1. Health Revenue Assurance Associates, Inc. and Health Revenue Acquisition Corp. each agrees to merge.

2. The name and place of incorporation of each party to these Articles of Merger are as follows:

Name	Place of Incorporation

Health Revenue Assurance Associates, Inc.	Maryland

Health Revenue Acquisition Corp.	Nevada

3. The surviving corporation is Health Revenue Assurance Associates, Inc., a Maryland corporation.

4. Health Revenue Acquisition Corp., a Nevada corporation, was incorporated on February 9, 2012 pursuant to Chapter 78 of the Nevada Revised Statutes.

5. The principal address of Health Revenue Assurance Associates, Inc. in Maryland is 5924 Foxhall Manor Drive, Baltimore, MD 21228, located in Baltimore County.

6. The terms and conditions of the merger were advised, authorized and approved by each corporation party to the merger, in the manner and by the vote required by its chater and the laws of the place where it is incorporated.  The merger was approved by the Board of Directors and the majority stockholders of each corporation party to the merger.

7. The authorized stock of Health Revenue Assurance Associates, Inc. consists of one class of 1,910 shares of common stock with no par value.  The authorized stock of Health Revenue Acquisition Corp. consists of one class of 100 shares of common stock, $0.001 par value, with an aggregate par value of $0.10.

8. The merger is to become effective upon filing with the Maryland Department of Assessments and Taxation.

IN WITNESS WHEREOF, Health Revenue Assurance Associates, Inc. and Health Revenue Acquisition Corp., the parties to the merger, have caused these articles of merger to be signed in their respective names and on their behalf by their respective officers, as of the 10th day of February, 2012.

Health Revenue Assurance Associates, Inc.

By:
Name:  Robert Rubinowitz
Title:  Chief Operating Officer and Secretary

Health Revenue Acquisition Corp.

By:
Name:  Anna Verchera
Title:  President and Secretary